Eagle Coast, LLC

2023 E. Sims Way #346
Port Townsend, Washington 98368

LEASE AGREEMENT

THIS LEASE is made this 01 day of **August, 2007**, by and between **Eagle Coast, LLC** (hereafter "Landlord") and **Mobilisa, Inc**, (hereafter "Tenant").

1. PREMISES: Landlord does hereby lease to Tenant, the real property described as the real property known as **191 Otto Street, Port Townsend, Washington, 98368.**

2. TERM: The term of this Lease will commence on or about **01 August 2007** and terminate ten years from that date, or 31 July 2017.

3. RENT: Tenant shall pay to Landlord as rent for the premises equal monthly installments of **$6,248.80 ($1.07 per square ft x 5,840sf)** in advance of the first day of each month of the term of the lease.

The lease amount shall increase each year by Consumer Price Index (CPI) plus one percentage point based upon the US Bureau of Labor - Consumer Price Index statistics for the "Seattle-Tacoma-Bremerton" area. For example, the CPI score for that area for Annual Year of 2005 was 200.2, and for 2006 it was 207.6. This calculates to a CPI increase of 3.696% in 2006. Therefore the rent would be increased by 4.696% starting on 1 August 2007, rounded to the nearest penny per square foot. If the 1 August 2006 rent was $1.02, the 2007 increase of 4.696% equates to $1.0679 or rounded to $1.07 per square foot.

4. SUBLEASE AND ASSIGNMENT. Tenant shall have the right without Landlord's consent, to assign this Lease to a business with which Tenant may merge or consolidate, to any subsidiary of Tenant, to any corporation under common control with Tenant, or to a purchaser of substantially all of Tenant's assets.

Except as set forth above, Tenant shall not sublease all or any part of the Leased Premises, or assign this Lease in whole or in part without Landlord's consent.

5. UTILITIES AND FEES: Tenant agrees to pay all charges for light, heat, water sewer, garbage, drainage, metro and all other utilities and services to the premises during the full term of the Lease. All other items including all license fees and other governmental charges levied on the operation of Tenant's business on the premises will be paid directly by Tenant. In the event the lease premises are a part of a building or larger premises to which such charges are charged as a whole, with the consent of the Landlord, then Tenant agrees to pay, upon demand, a proper and fair share of said charges.

6. TAXES: The Tenant shall pay any taxes that are levied on the premises or on the rent payments. This includes property taxes, and is considered a standard "triple-net" lease.

7. REPAIRS AND MAINTENANCE: Premises have been inspected and are accepted by Tenant in their present condition. Tenant shall, at its own expense and at all times, keep the premises neat, clean and in a sanitary condition, and keep and use the premises in accordance with

applicable laws, ordinances, rules, regulations and requirements of governmental authorities. Tenant shall permit no waste, damage or injury to the premises; keep all drain pipes free and open; protect water, heating, gas and other pipes to prevent freezing or clogging; repair all leaks and damage caused by leaks; replace all glass in windows and doors of the premises which may become cracked or broken; and remove ice and snow from sidewalks adjoining the premises. Except for the roof, exterior walls and foundations, which are the responsibility of the Landlord, Tenant shall make such repairs as necessary to maintain the premises in as good condition as they now are, reasonable use and wear and damage by fire and other casualty excepted.

8. PROHIBITED USES. Notwithstanding the forgoing, Tenant shall not use the Leased Premises for the purposes of storing, manufacturing or selling any explosives, flammables or other inherently dangerous substance, chemical, thing or device. The Tenant may not use the Leased Premises for manufacturing or installing heavy machinery.

9. ALTERATIONS AND IMPROVEMENTS. Tenant, at Tenant's expense, shall have the right, upon obtaining Landlord's consent, to remodel, redecorate, and make additions, improvements and replacements of and to all or any part of the Leased Premises from time to time as Tenant may deem desirable, provided the same are made in a workmanlike manner and utilizing good quality materials.

After prior written consent of Landlord, Tenant may make alterations, additions and improvements in said premises, at Tenant's sole cost and expense. In the performance of such work, Tenant agrees to comply with all laws, ordinances, rules and regulations of any proper public authority, and to save Landlord harmless from damage, loss or expense.

Any improvements to physical structure, which may include, but is not an exhaustive list, flooring, roofing, walls, windows and fixtures, permanent shelving or cabinets, electrical upgrades, power upgrades, addition of electrical generators, propane or utility tanks, water systems, sprinkler systems, landscaping, Heating-Ventilation-Air Conditioning (HVAC), computer networks, cabling, security systems, or any improvement to the building or infrastructure become the Landlord's sole property free and clear of any claim by the Tenant.

All personal property, trade equipment, trade fixtures and temporary installations, whether acquired by Tenant at the commencement of the Lease term or placed or installed on the Leased Premises by Tenant thereafter, shall remain Tenant's property free and clear of any claim by Landlord. Tenant shall have the right to remove the same at any time during the term of this Lease provided that Tenant shall repair, at Tenant's expense, all damage to the Leased Premises caused by such removal. Upon termination of this Lease and upon Landlord's request, or Landlord's approval, Tenant shall remove such improvements and restore the premises to its original condition not later than the termination date, at Tenant's sole cost and expense. Any improvement not so removed shall be removed at Tenant's expense provided that Tenant shall pay for any damage caused by such removal.

10. SIGNS: All signs or symbols placed by Tenant in the windows and doors of the premises, or upon any exterior part of the building, shall be subject to Landlord's prior written approval. Landlord may demand the removal of signs which are not so approved, and Tenant's failure to comply with said request within forty-eight (48) hours will constitute a breach of this paragraph and will entitle Landlord to terminate this Lease or, in lieu thereof, to cause the sign to be removed and the building repaired at the sole expense of the Tenant. At the termination of this Lease, Tenant will remove all signs placed by it upon the premises, and will repair any damage caused by such removal. All signs must comply with sign ordinances and be placed in accordance with required permits.

11. CONDEMNATION: In the event a substantial part of the premises is taken or damaged by the right of eminent domain, or purchased by the condemner, in lieu thereof, so as to render the remaining premises economically untenantable, then this Lease shall be cancelled as of the time of taking at the option of either party. In the event of a partial taking which does not render the

premises economically untenantable, the rent shall be reduced in direct proportion to the leased property taken. Tenant shall have no claim to any portion of the compensation for the taking or damaging of the land or building. Nothing herein contained shall prevent the Tenant from its entitlement to negotiate for its own moving costs and its leasehold improvements.

12. PARKING: Tenant understands that parking is apportioned in conformity with controlling zoning ordinances and the Landlord shall have the right to make such regulations as Landlord deems desirable for the control of parking automobiles on the real property described in paragraph 1 or property under Landlord's control, including the right to designate certain areas for parking of the Tenant, employees of Tenant, its customers and other Tenants of said buildings.

13. LIENS AND INSOLVENCY: Tenant shall keep the premises free from any liens arising out of any work performed for materials furnished to, or obligations incurred by Tenant and shall hold Landlord harmless against the same. In the event Tenant becomes insolvent, bankrupt, or if a receiver, assignee or other liquidating officer is appointed for the business of Tenant, Landlord may cancel this Lease at its option.

14. SUBORDINATION OF LEASE TO EVERGREEN COMMUNITY DEVELOPMENT ASSOCIATION'S DEED OF TRUST: This lease is subordinate to the deed of trust and any security agreements that the Landlord has granted or will grant to the Evergreen Community Development Association as security for a loan.

15. ASSIGNMENT: Tenant may assign its interest in this lease to Evergreen Community Development Association and as security for loans. These lenders may freely assign the lease without the Landlord's consent. Except as noted above, the Tenant shall not assign or encumber the lease without the prior written consent of the Landlord.

16. ACCESS: Landlord shall have the right to enter the premises at all reasonable times for the purpose of inspection or of making repairs, additions or alterations, and to show the premises to prospective tenants for sixty (60) days prior to the expiration of the lease term.

17. POSSESSION: If for any reason Landlord is unable to deliver possession of the premises at the commencement of the term of the Lease, Tenant may give Landlord written notice of its intention to cancel this Lease if possession is not delivered within thirty (30) days after receipt of such notice by Landlord. Tenant shall not be liable for any rent until such times as Landlord delivers possession. A delay of possession shall not extend the term or the termination date. If Landlord offers possession of the premises prior to the commencement date of the term of this Lease, and if Tenant accepts such early possession, then both parties shall be bound by all of the covenants and terms contained herein, including the payment of rent during such period of early possession.

18. DAMAGE OR DESTRUCTION: In the event the premises are rendered untenantable in whole or in part by fire, the elements, or other casualty, Landlord may elect, at its option, not to restore or rebuild the premises and shall so notify Tenant, in which event Tenant shall vacate the premises and this Lease shall be terminated; or, in the alternative, Landlord shall notify Tenant, within thirty (30) days after the notice of such casualty, that Landlord will undertake to rebuild or restore the premises, and that such work can be completed within one hundred eighty (180) days from date of such notice of intent, and Tenant may elect, at its option, to terminate this Lease. If Landlord is unable to restore or rebuild the premises within the said one hundred eighty (180) days, and Tenant did not earlier elect to terminate, then the Lease may be terminated at Tenant's option by written ten (10) day notice to Landlord. During the period of untenantability, rent shall abate in the same ratio as the portion of the premises rendered untenantable bears to the whole of the premises.

19. ACCIDENTS AND LIABILITY: Landlord or Landlord's agent shall not be liable for, and Tenant agrees to defend and hold Landlord and Landlord's agents harmless from any claim, action and/or judgment for damages to property or injury to persons suffered or alleged to be suffered on the premises by any person, firm or corporation, unless caused by Landlord's negligence. Tenant agrees to maintain general public liability insurance on the premises in the minimum limit of **$2,000,000.00**, and hazard insurance (fire and extended coverage) in an amount covering the replacement cost of the building and building improvements, and covering machinery, equipment, furniture and fixtures located at the building. Tenant shall furnish Landlord a certificate indicating that the insurance policy is in full force and effect, the Landlord has been named as an additional insured, and that the policy may not be cancelled unless ten (10) days' written notice of the proposed cancellation has been given to Landlord.

20. SUBROGATION WAIVER: Landlord and Tenant each herewith and hereby releases and relieves the other and waives its entire right of recovery against the other for loss or damage arising out of or incident to the perils described in standard fire insurance policies and all perils described in the "Extended Coverage" insurance endorsement approved for use in the state where the premises are located, which occurs in, on or about the Premises, unless due to the negligence of either party, their agents, employees or otherwise.

21. DEFAULT AND RE-ENTRY: If Tenant shall fail to keep and perform any of the covenants and agreements herein contained, other than the payment of rent, and such failure continues for thirty (30) days after written notice from Landlord, unless appropriate action has been taken by Tenant in good faith to cure such failure, Landlord may terminate this Lease and re-enter the premises, or Landlord may, without terminating this Lease, re-enter said premises, and sublet the whole or any part thereof for the account of the Tenant upon as favorable terms and conditions as the market will allow, for the balance of the term of this Lease and Tenant covenants and agrees to pay to Landlord any deficiency arising from a re-letting of the premises at a lesser amount than herein agreed to. Tenant shall pay such deficiency each month as the amount hereof is ascertained by Landlord. However, the ability of Landlord to re-enter and sublet shall not impose upon Landlord the obligation to do so.

22. REMOVAL OF PROPERTY: In the event Landlord lawfully re-enters the premises as provided herein, Landlord shall have the right, but not the obligation, to remove all the personal property located therein and to place such property in storage at the expense and risk of Tenant.

23. COSTS AND ATTORNEY'S FEES: If, by reason of any default or breach on the part of either party in the performance of any of the provisions of this Lease, a legal action is instituted, the losing party agrees to pay all reasonable costs and attorney's fees in connection therewith. It is agreed that the venue of any legal action brought under the terms of this Lease may be in the county in which the premises are situated.

24. NO WAIVER OF COVENANTS: Any waiver by either party of any breach hereof by the other shall not be considered a waiver of any future similar breach. This Lease contains all the agreements between the parties; and there shall be no modification of the agreements contained herein except by written instrument.

25. SURRENDER OF PREMISES: Tenant agrees, upon termination of this Lease, to peacefully quit and surrender the premises without notice, leave the premises neat and clean and to deliver all keys to the premises to Landlord.

26. HOLDING OVER: If Tenant, with the implied or express consent of Landlord, shall hold over after the expiration of the term of this Lease, Tenant shall remain bound by all covenants and agreements herein, except that the tenancy shall be from month to month.

27. BINDING ON HEIRS, SUCCESSORS AND ASSIGNS: The covenants and agreements of this Lease shall be binding upon the heirs, executors, administrators, successors and assigns of both parties hereto, except as hereinabove provided.

28. USE: Tenant shall use the premises for the purposes of operation of, and for no other purposes, without written consent of Landlord. In the event Tenant's use of the premises increases the fire and extended coverage or liability insurance rates on the building of which the premises are a part, Tenant agrees to pay for such increase.

29. NOTICE: Any notice required to be given by either party to the other shall be deposited in the United States mail, postage prepaid, addressed to the Landlord or Tenant at **Eagle Coast, LLC, 2023 E. Sims Way #346, Port Townsend, Washington 98368**, or at such other address as either party may designate to the other in writing from time to time.

Landlord	**Tenant**
By: Bonnie L. Ludlow	By: Nelson Ludlow
Bonnie Ludlow, Mbr Eagle Coast LLC	Nelson Ludlow, CEO, Mobilisa, Inc